FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC II Announces Third Quarter 2015 Earnings Release and Conference Call

PHILADELPHIA, PA, October 27, 2015 – FS Investment Corporation II (“FSIC II”) announced today plans to release its third quarter 2015 results on Friday, November 13, 2015.

FSIC II will host a conference call at 10:00 a.m. (Eastern Time) on Monday, November 16, 2015, to discuss its third quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (800) 446-2782 and using conference ID 41066705 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC II’s “Literature” page at www.franklinsquare.com .

About FSIC II

FSIC II is a publicly registered, non-traded business development company (“BDC”) sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $81 billion in assets under management as of September 30, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. As of June 30, 2015, the firm managed approximately $16.7 billion in total assets, including $15.4 billion in BDC assets, making it the largest manager of BDCs. For more information, please visit www.franklinsquare.com.

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

Important Disclosures

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.